Exhibit 99.1

News Announcement

CONTACT:
Star Gas Partners InvestorRelations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS UNITHOLDERS APPROVE AMENDED KESTREL UNIT PURCHASE

AGREEMENT AT SPECIAL MEETING OF UNITHOLDERS

STAMFORD, CT (April 6, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH) announced today that its unitholders have voted to approve the Amended Kestrel Unit Purchase Agreement with Kestrel Energy Partners, LLC (“Kestrel”) and its affiliates at the special meeting of unitholders held earlier today.

The Amended Kestrel Unit Purchase Agreement provides for an equity investment by Kestrel of $16.875 million – 6,750,000 common units at a price of $2.50 per common unit. The Amended Kestrel Unit Purchase Agreement also provides for a rights offering of $39.375 million to Star’s common unitholders – 19,687,500 common units at a price of $2.00 per common unit. Under the Amended Kestrel Unit Purchase Agreement, Star Gas common unitholders of record at the close of business today are being afforded the rights to purchase approximately 0.61 units for each common unit held.

The Partnership currently expects to mail a prospectus for the rights offering to common unitholders shortly after today’s April 6, 2006 record date for the rights offering. The prospectus will provide details about how common unitholders may participate in the rights offering.

Kestrel is backstopping the rights offering at a price of $2.25 for any rights not exercised by Star’s common unitholders. The Amended Kestrel Unit Purchase Agreement will result in the aggregate issuance of 26,437,500 new common units (exclusive of new common units to be issued for notes in the noteholder tender and exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). Assuming full subscription in the rights offering, the Amended Kestrel Unit Purchase Agreement will provide the Partnership with $56.250 million of cash. Subsequent to the common unitholder rights offering, all of Star’s subordinated units will be converted into common units on a one-for-one basis.

The Partnership previously announced that Star commenced on March 28 the tender and exchange offer and consent solicitation for senior notes under the Kestrel transaction, which is set to expire at 12:00 midnight on April 25, 2006.

The Partnership currently anticipates that the Kestrel transaction will close during the last week of April. However, Star’s Board retains the ability to consider unsolicited proposals, and determine that such proposals are “Superior Proposals” after the date of the special meeting and to terminate the Amended Kestrel Unit Purchase Agreement in order to accept a superior proposal prior to the closing of the Kestrel transaction.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the closing of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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